Exhibit 10.43

ORTHOFIX INTERNATIONAL N.V.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into as of November 1, 2016 (the “Effective Date”), by and between Orthofix International N.V., a company organized under the laws of Curaçao (together with its direct and indirect subsidiaries, the “Company”), and Michael M. Finegan (the “Executive”).

RECITALS

WHEREAS, the Executive is expected to make significant contributions to the profitability, growth and financial strength of the Company;

WHEREAS, the Company believes that it is important to provide the Executive with severance benefits upon certain terminations of employment to provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company;

WHEREAS, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) and the uncertainty that it would cause could result in the departure or distraction of the Executive, to the detriment of the Company and its stockholders;

WHEREAS, the Company desires to encourage the continued employment of the Executive by the Company and wants assurance that it shall have the continued dedication, loyalty and service of, and the availability of objective advice and counsel from, the Executive notwithstanding the possibility, threat or occurrence of a Change in Control; and

WHEREAS, the Company and Executive are parties to a Change in Control and Severance Agreement, dated July 7, 2016, and all subsequent amendments thereto (the “Prior CiC Agreement”), and the parties desire that this Agreement shall constitute a novation of such Prior CiC Agreement, such that, effective upon execution and delivery of this Agreement, the Prior CiC Agreement shall be deemed null and void.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions.  As used in this Agreement, the following terms have the following meanings which are equally applicable to both the singular and plural forms of the terms defined:

(a)“2012 LTIP” shall mean the Company’s 2012 Long-Term Incentive Plan, as amended from time-to-time (including after the Effective Date).

(b)“Board” shall mean the Board of Directors of the Company.

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(c)“Cause” shall mean (i) willful and intentional commission by the Executive of one or more material acts of (A) fraud, misappropriation or embezzlement related to the business or property of the Company or (B) moral turpitude; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony; or (iii) fraud or willful misconduct committed by the Executive that caused or otherwise materially contributed to the requirement for an accounting restatement of the Company’s financial statements due to noncompliance with any financial reporting requirement (other than a restatement due to a change in accounting rules). No act or omission shall be deemed willful, intentional or material for purposes of this definition if taken or omitted to be taken by Executive in a good faith belief that such act or omission to act was in the best interests of the Company or if done at the express direction of the Board or the board of directors or principal executive officer of any acquirer of the Company.

(d) “Change in Control” shall mean the occurrence of any of the following events:

(i)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), in any individual transaction or series of related transactions, of 50% or more of either (A) the then outstanding shares of common stock of Parent (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following:  (1) any acquisition directly from Parent, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Parent; (2) any acquisition by Parent; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any entity controlled by Parent; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of Change in Control;

(ii)a change in the composition of the Board such that the individuals who as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the Effective Date, whose appointment, election, or nomination for election by Parent’s shareholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

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(iii)consummation of a reorganization, merger, consolidation or other business combination or the sale or other disposition of all or substantially all of the assets of Parent (including assets that are shares held by Parent in its subsidiaries) (any such transaction, a “Business Combination”); expressly excluding, however, any such Business Combination pursuant to which all of the following conditions are met:  (A) all or substantially all of the Person(s) who are the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than Parent, any employee benefit plan (or related trust) of Parent or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the outstanding voting securities of such entity entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the entity resulting from such Business Combination;

(iv)the approval by the shareholders of Parent of a complete liquidation or dissolution of Parent;

(v)the Company shall sell or dispose of, in a single transaction or series of related transactions, business operations that generated two-thirds of the consolidated revenues of the Company (determined on the basis of Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) and such disposal shall not be exempted pursuant to clause (iii) of this definition of Change in Control;

(vi)Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Parent has or may have occurred or will or may occur in the future pursuant to any then-existing agreement or transaction; notwithstanding the foregoing, unless determined in a specific case by a majority vote of the Board, a “Change in Control” shall not be deemed to have occurred solely because:  (A) an entity in which Parent directly or indirectly beneficially owns 50% or more of the voting securities, or any Parent-sponsored employee stock ownership plan, or any other employee plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change in control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial

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ownership or (B) any Company‑sponsored employee stock ownership plan, or any other employee plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change in control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership; or

(vii)any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this definition.

Notwithstanding this definition of “Change in Control,” the Board, in its sole discretion, may determine that a Change in Control has occurred for purposes of this Agreement, even if the events giving rise to such Change in Control are not expressly described in the above definition.

(e)“CiC Date” shall mean the date on which a Change in Control occurs.

(f)“CiC Period” shall mean the 24-month period commencing on the CiC Date; provided, however, if the Company terminates the Executive’s employment with the Company prior to the CiC Date but on or after a Potential CiC Date, and it is reasonably demonstrated that the Executive’s (i) employment was terminated at the request of an unaffiliated third party who has taken steps reasonably calculated to effect a Change in Control or (ii) termination of employment otherwise arose in connection with or in anticipation of the Change in Control, then the “CiC Period” shall mean the 24 month period beginning on the date immediately prior to the date of the Executive’s termination of employment with the Company.

(g) “CiC Period Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (1) a requirement that the Executive work principally from a location that is more than thirty (30) miles from his or her current principal place of employment, (2) any reduction in the Executive’s Total Compensation, (3) any material breach of this Agreement or any other material agreement with the Executive by the Company or any successor entity, or (4) any diminution in the Executive’s employment position, authority, duties, responsibilities or line of reporting structure, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position and title immediately prior to consummation of the Change in Control (including, for example, if Executive was the Chief Financial Officer of the Company immediately prior to consummation of a Change in Control and is not the Chief Financial Officer of the Company immediately following consummation of the Change in Control, then a diminution in the Executive’s responsibilities will have occurred), in each case excluding for this purpose an isolated, insubstantial and inadvertent action taken in good faith and which is promptly remedied by employer.  The Executive shall only have CiC Period Good Reason if (x) the Executive has provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (y) the Company does not cure such condition within thirty (30) days following receipt of such notice of termination, and (z) if such condition is not cured within such thirty (30) day period, the Executive actually terminates employment within sixty (60) days after the notice of

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termination.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1), (2), (3) or (4) shall not affect the Executive’s ability to terminate employment for CiC Period Good Reason and the Executive’s death following delivery of a notice of termination for CiC Period Good Reason shall not affect the Executive’s estate’s entitlement to the severance benefits provided hereunder upon a termination of employment for CiC Period Good Reason.

(h)“Compensation Committee” shall mean the Compensation Committee of the Board.

(i) “Disability” as used in this Agreement shall have the meaning given that term by any disability insurance the Company carries at the time of termination that would apply to the Executive. Otherwise, the term “Disability” shall mean the inability of the Executive to perform each of the essential duties of the Executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. Any dispute as to whether or not the Executive has a “Disability” for purposes of this Agreement shall be resolved by a physician reasonably satisfactory to the Board and the Executive (or his legal representative, if applicable). If the Board and the Executive (or his legal representative, if applicable) are unable to agree on a physician, then each shall select one physician and those two physicians shall pick a third physician and the determination of such third physician shall be binding on the parties.

(j)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)“Good Reason” shall mean: (i) during a CiC Period, CiC Period Good Reason; and (ii) during a Non-CiC Period, Non-CiC Period Good Reason.

(l)“Non-CiC Period” shall mean any period of time that is not a CiC Period.

(m)“Non-CiC Period Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (1) a requirement that the Executive work principally from a location that is more than fifty (50) miles from his or her current principal place of employment, (2) any 10% or greater reduction in the sum of the Executive’s base salary and target bonus opportunity, (3) any 20% or greater reduction in the grant date fair value of equity-based compensation annually awarded to the Executive (other than reductions that are made substantially pro rata to other executives of the Company), or (4) any material breach of this Agreement or any other material agreement with the Executive by the Company or any successor entity. The Executive shall only have Non-CiC Period Good Reason if (x) the Executive has provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (y) the Company does not cure such condition within thirty (30) days following receipt of such notice of termination, and (z) if such condition is not cured within such thirty (30) day period, the Executive actually terminates employment within sixty (60) days after the notice of termination.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1), (2), (3)

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or (4) shall not affect the Executive’s ability to terminate employment for Non-CiC Period Good Reason and the Executive’s death following delivery of a notice of termination for Non-CiC Period Good Reason shall not affect the Executive’s estate’s entitlement to the severance benefits provided hereunder upon a termination of employment for Non-CiC Period Good Reason.

(n)“Parent” shall mean Orthofix International N.V.

(o)“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

(p)“Potential CiC Date” shall mean the earliest to occur of: (i) the date on which Parent executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change in Control or (ii) the date on which the Board approves a transaction or series of transactions, the consummation of which would result in a Change in Control; provided, however, that such date shall become null and void when, in the opinion of the Board, Parent or the respective third party has abandoned or terminated such transaction or series of transactions without consummation.

(q)“Qualified Retirement” shall mean a retirement from Service by the Executive in which, at the time of such retirement, the sum of the Executive’s age and aggregate 12-month completed periods of Service (whether or not such completed 12-month periods are consecutive), in each case without giving credit for any partial years, equals or exceeds 75.

(r)“Service” shall have the meaning ascribed to such term in the 2012 LTIP.

(s) “Total Compensation” shall mean aggregate of base salary, target bonus opportunity, employee benefits (retirement plan, welfare plans, and fringe benefits), and grant date fair value of equity-based compensation, but excluding for the avoidance of doubt any reductions caused by the failure to achieve performance targets) taken as a whole.

2.Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until the earlier of (i) the parties’ satisfaction of their respective obligations under this Agreement or (ii) the execution of a written agreement between the Company and the Executive terminating this Agreement.

3.Certain Terminations of Employment During a Non-CiC Period.  If, during a Non-CiC Period, the Executive’s employment with the Company terminates as a result of death, the Executive terminates his or her employment as a result of Disability or for Non-CiC Period Good Reason, or the Company terminates the Executive’s employment without Cause, the Company shall pay or provide to the Executive (i) the Executive’s annual base salary due through the Executive’s date of termination, (ii) any amounts or benefits owing to the Executive as of the Executive’s date of termination under the then applicable benefit plans of the Company, at the time such amounts or benefits are due (including any accrued vacation payable), (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Executive’s date of termination, which shall be subject to and paid in

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accordance with the Company’s expense reimbursement policy, (iv) if, for the calendar year prior to the Executive’s termination, Executive has achieved performance goals such that Executive has earned a bonus under any annual cash incentive program of the Company (an “Annual Cash Incentive Program”) and such Annual Cash Incentive Program bonus with respect to such prior calendar year has not yet been determined and/or paid, the amount of such bonus, payable at the same time as payments are made to other participants under such Annual Cash Incentive Program, and (v) a pro rata amount of any Annual Cash Incentive Program bonus, if any, with respect to the year of termination (based on the number of days the Executive was employed by the Company during such year of termination) based on the achievement of applicable performance goals for such year, payable during the following year at the same time as payments are made to other participants under such Annual Cash Incentive Program (collectively, the “Accrued Amounts”).  Subject to the Executive’s compliance with the restrictive covenants in Section 9 hereof and the Executive’s execution and non-revocation of the release described in Section 5 hereof, the Company shall also pay to the Executive, in a cash lump sum within ten (10) days following the Release Effective Date (as defined below), an amount equal to one and one-half (1.5) times the sum of (A) the Executive’s annual base salary in effect as of the Executive’s date of termination (without giving effect to any reduction of base salary that has occurred within the 12-month period preceding such date of termination), (B) the Executive’s current annual target cash bonus amount under the Annual Cash Incentive Program (without giving effect to any reduction of such annual target amount that has occurred within the 12-month period preceding such date of termination and (C) $12,500 to be used by the Executive for outplacement services (such sum, the “Severance Amount”).  Notwithstanding the foregoing, if the Severance Amount could be paid to the Executive during the subsequent taxable year of the Executive rather than the Executive’s taxable year in which the Executive’s date of termination occurs based on when the Executive executes and delivers the release described in Section 5 hereof to the Company, then, to the extent that the Severance Amount constitutes nonqualified deferred compensation subject to Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), the Severance Amount shall not be paid earlier than the first business day of the later of such taxable years.  In addition, subject to the Executive’s compliance with the restrictive covenants in Section 9 hereof and the Executive’s execution and non-revocation of the release described in Section 5 hereof, the Company shall reimburse the Executive on a monthly basis for the Executive’s monthly premium payments for health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the Executive and the Executive’s eligible dependents for a period of eighteen (18) months, provided that the Executive and, if applicable, the Executive’s eligible dependents are currently enrolled in the applicable plan(s) of the Company at the time of the Executive’s termination and that the Executive timely elects to continue the Executive’s coverage under COBRA; provided, however, that the Company’s obligation to reimburse the Executive for such premiums shall cease on the date the Executive is no longer eligible to receive COBRA coverage.  The Executive must advise the Company as soon as the Executive becomes eligible for health care coverage from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive).

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4.Termination of Employment During a CiC Period.  If, during a CiC Period, the Executive’s employment with the Company terminates as a result of death, the Executive terminates his or her employment as a result of Disability or for CiC Period Good Reason, or the Company terminates the Executive’s employment without Cause, the Company shall: (A) pay or provide to the Executive the Accrued Amounts, and (B) subject to the Executive’s compliance with the restrictive covenants in Section 9 hereof and the Executive’s execution and non-revocation of the release described in Section 5 hereof, (i) pay to the Executive, in a cash lump sum within ten (10) days following the Release Effective Date, an amount equal to two (2) times the sum of (A) the Executive’s annual base salary in effect as of the Executive’s date of termination (without giving effect to any reduction of base salary that has occurred within the 12-month period preceding such date of termination), (B) the Executive’s current annual target cash bonus amount under the Annual Cash Incentive Program (without giving effect to any reduction of such annual target amount that has occurred within the 12-month period preceding such date of termination and (C) $12,500 to be used by the Executive for outplacement services (such sum, the “CiC Severance Amount”); provided, however, that if the CiC Severance Amount could be paid to the Executive during the subsequent taxable year of the Executive rather than the Executive’s taxable year in which the Executive’s date of termination occurs based on when the Executive executes and delivers the release described in Section 5 hereof to the Company, then, to the extent that the CiC Severance Amount constitutes nonqualified deferred compensation subject to Section 409A of the Code, the CiC Severance Amount shall not be paid earlier than the first business day of the later of such taxable years; and (ii) reimburse the Executive on a monthly basis for the Executive’s monthly premium payments for health care coverage under COBRA for the Executive and the Executive’s eligible dependents for a period of eighteen (18) months, provided that the Executive and, if applicable, the Executive’s eligible dependents are currently enrolled in the applicable plan(s) of the Company at the time of the Executive’s termination and that the Executive timely elects to continue the Executive’s coverage under COBRA; provided, however, that the Company’s obligation to reimburse the Executive for such premiums shall cease on the date the Executive is no longer eligible to receive COBRA coverage.  The Executive must advise the Company as soon as the Executive becomes eligible for health care coverage from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive).

5.Payments Contingent Upon Release Agreement.  As a condition to receiving the Severance Amount or the CiC Severance Amount, as applicable, and the reimbursement of COBRA premiums pursuant to Sections 3 or 4 hereof, the Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A (the “Release”).  Within ten (10) business days of the Executive’s date of termination, the Company shall deliver to the Executive the Release for the Executive to execute.  The Executive will forfeit all rights to receive the Severance Amount or the CiC Severance Amount, as applicable, and the reimbursement of COBRA premiums pursuant to Sections 3 or 4 hereof unless, within forty-five (45) days of delivery of the Release by the Company to the Executive, the Executive executes and delivers the Release to the Company and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the “Release Effective Date”).  The Company’s obligation to pay the Severance Amount or the CiC Severance Amount, as applicable, or to reimburse COBRA premiums pursuant to Sections 3 or 4 hereof, is subject to the occurrence of the Release Effective

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Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to make such payments or reimbursements.  Any reimbursements of COBRA premiums pursuant to Sections 3 or 4 hereof that would otherwise have become due prior to the Release Effective Date shall be paid in a cash lump sum within ten (10) days following the Release Effective Date; provided, that if any reimbursements of COBRA premiums pursuant to Sections 3 or 4 hereof could be paid to the Executive during a different taxable year of the Executive than the Executive’s taxable year in which the Executive’s date of termination occurs based on when the Executive executes and delivers the Release to the Company, then, to the extent that the reimbursements constitute nonqualified deferred compensation subject to Section 409A of the Code, the reimbursement amounts shall not be paid earlier than the first business day of the later of such taxable years.  In the event the Executive breaches one or more of the restrictive covenants set forth in Section 9 hereof, the Executive shall forfeit the Executive’s right to receive the Severance Amount or the CiC Severance Amount, as applicable, and the reimbursement of COBRA premiums pursuant to Sections 3 or 4 hereof, and, to the extent such amounts have been paid to the Executive, shall repay to the Company the after-tax amount of any such previously paid amounts.

6.Time-Based Stock Options and Time-Based Restricted Stock Vesting and Exercisability.  The provisions set forth in Sections 6(a), (b), (c) and (e) below shall apply with respect to (a) all time-based vesting stock options of the Company (“Time-Based Stock Options” or “Options”) granted to the Executive before or after the date of this Agreement, and (b) all time-based vesting shares of restricted stock of the Company (“Time-Based Restricted Stock” or “TBRS”) granted to the Executive before or after the date of this Agreement.  The provisions set forth in Section 6(d) below only shall apply with respect to all Time-Based Stock Options and Time-Based Restricted Stock granted during or after the 2016 calendar year.  Such provisions shall supersede and override any conflicting provisions set forth in applicable award agreements of the Company governing applicable grants, and shall be incorporated by reference into the terms of such award agreements.

(a)Termination with or without Cause; Certain Voluntary Terminations. If, prior to vesting, the Executive’s Service is terminated for any reason other than (i) death, (ii) Disability, (iii) a Qualified Retirement occurring no less than six months after the grant date of the Option (the “Grant Date”) or (iv) a circumstance providing for accelerated vesting pursuant Section 6.1(d) hereof, the unvested portion of the applicable Option or TBRS shall be cancelled and revert back to the Company as of the date of such termination of Service, and the Executive shall have no further right or interest therein unless the Compensation Committee in its sole discretion shall determine otherwise.  If such termination is by the Company for Cause or due to a voluntary termination without Good Reason, the Executive shall have the right, subject to the other terms and conditions set forth in this Agreement and the Plan, to exercise such Option, to the extent it has vested as of the date of such termination of Service, at any time within 3 months after the date of such termination of Service, subject to the earlier expiration of the Option on the 10-year anniversary of grant or such other term as is provided in the applicable equity award agreement otherwise governing such grant (the “Expiration Date”). If such termination is by the Company without Cause or by the Executive for Good Reason, the Executive shall have the right, subject to the other terms and conditions set forth in this Agreement and the Plan, to exercise such Option, to the extent it has vested as of the date of such termination of Service, at

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any time within: (i) in the case of Options granted prior to June 29, 2009, 5 years after the date of such termination of Service, subject to the earlier expiration of the Option on the Expiration Date or (ii) in the case of Options granted between June 30, 2009 and February 15, 2012, 2 years after the date of such termination of Service, subject to the earlier expiration of the Option on the Expiration Date, and (iii) in case of Options granted on or after February 16, 2012, 3 months after the date of such termination of Service, subject to the earlier expiration of the Option on the Expiration Date.  To the extent the vested portion of the Option is not exercised within such applicable period, such Option shall be cancelled and revert back to the Company and the Executive shall have no further right or interest therein.

(b)Termination of Service for Death or Disability. If the Executive’s Service terminates by reason of death or Disability, as of the date of such termination of Service (i) the unvested portion of any Option shall automatically vest and become immediately exercisable in full and (ii) any TBRS shall automatically vest in full.  The full portion of any unexercised Option shall remain exercisable by the Executive (or any person entitled to do so) at any time within 18 months (5 years in the case of Options granted prior to June 29, 2009 and 2 years in the case of Options granted between June 30, 2009 and February 15, 2012) after the date of such termination of Service, subject to the earlier expiration of such Option on the Expiration Date. To the extent such Option is not exercised within such  period, such Option shall be cancelled and revert back to the Company and the Executive or any permitted transferee pursuant to the terms of the applicable award agreement, as applicable, shall have no further right or interest therein.

(c)Termination of Service for Certain Qualified Retirements. If the Executive’s Service terminates by reason of a Qualified Retirement occurring no less than six months after the Grant Date but prior to the second anniversary of the Grant Date, any Option shall automatically vest and become immediately exercisable, and any TBRS shall be considered vested, as of the date of such termination of Service with respect to the aggregate number of shares of common stock of Parent as to which such Option or TBRS, as applicable, would have been vested as of such second anniversary of the Grant Date.  If the Executive’s Service terminates by reason of a Qualified Retirement after the second anniversary of the Grant Date but before the third anniversary of the Grant Date, any Option shall automatically vest and become immediately exercisable, and any TBRS shall be considered vested, as of the date of such termination of Service with respect to the aggregate number of shares of common stock of Parent as to which such Option or TBRS, as applicable, would have been vested as of such third anniversary of the Grant Date.  If the Executive’s Service is terminated by reason of a Qualified Retirement after the third anniversary of the Grant Date but before the fourth anniversary of the Grant Date, any Option shall automatically vest and become immediately exercisable, and any TBRS shall be considered vested, in full as of the date of such termination of Service.  In each of the circumstances described in the preceding three sentences, the applicable Option shall remain exercisable by the Executive (or any person entitled to do so) at any time within 18 months after the date of such termination of Service, subject to the earlier expiration of the Option on the Expiration Date.  To the extent such Option is not exercised within such 18-month period, the Option shall be cancelled and revert back to the Company and the Executive or any permitted transferee pursuant to the terms of the applicable award agreement, as applicable, shall have no further right or interest therein.

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(d)Certain Additional Change in Control Circumstances. In the event that any Option granted during or after the 2016 calendar year is assumed or continued, or substituted for new common stock options or another equity-based award of a successor entity, or parent or subsidiary thereof (with appropriate adjustments as to the number of shares and option exercise prices), or any unvested portion of the TBRS granted during or after the 2016 calendar year is assumed or continued, or substituted for new restricted common stock or another equity-based award of a successor entity, or parent or subsidiary thereof (with appropriate adjustments as to the number of shares), in each case upon the consummation of any Change in Control, and the employment of the Executive with the Company is terminated by the Company without Cause or by the Executive for CiC Period Good Reason, in each case during a CiC Period, (i) such Option shall be fully vested and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the 24-month period immediately following such termination (subject to the earlier expiration of the Option on the Expiration Date) or for such longer period as the Compensation Committee shall determine and (ii) the unvested portion of such TBRS shall be fully vested. (Nothing in the preceding sentence shall limit or alter the Executive’s rights under Section 6(c) hereof in the event that the Executive instead terminates his or her Service by reason of a Qualified Termination.) In the event that a Change in Control occurs in which outstanding Options and/or shares of TBRS are not being assumed, continued or substituted (as contemplated by the preceding sentence), any Option granted during or after the 2016 calendar year and the unvested portion of any TBRS granted during or after the 2016 calendar year shall be treated in accordance with the default rules applicable under Section 17.3 of the 2012 LTIP (or if made pursuant to a successor long-term incentive plan, the default rules contained in such plan).  For the avoidance of doubt, nothing in this clause (d) shall amend or supersede any Change in Control-related or other provisions in applicable award agreements of the Company governing grants of Options or TBRS made during any calendar year ended on or before December 31, 2015.

(e)Definition of Qualified Retirement.  The term Qualified Retirement as used in any award agreement with respect to Options or TBRS shall, notwithstanding any definition of such phrase in an award agreement, be defined as set forth in this Agreement.

(f)Survival.  All of the provisions in this Section 6 shall survive any expiration or termination of this Agreement for any reason (unless such termination is as a result of a future novation of such provisions entered into by each of the parties).

7.Section 280G.  In the event that any of the severance payments and other benefits provided by this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive’s severance payments and benefits under this Agreement or otherwise shall be payable either in full or in such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement or otherwise, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the

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Code.  Any reduction in the severance payments and benefits required by this Section 7 shall be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive.  The calculations and establishment of assumptions in this Section 7 will be performed by a professional tax firm engaged by the Company as of the day prior to the CiC Date.  If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company shall appoint a nationally recognized tax firm to make the determinations required by this Section 7.  The Company shall bear all expenses with respect to the determinations by such firm required to be made by this Section 7.  The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination.  The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement.  Any good faith determinations of the tax firm made hereunder shall be final, binding and conclusive upon the Company and Executive.  However, the Executive shall have the final authority to make any good faith determination(s) associated with the assumptions used by the tax firm in providing its calculations, and such good faith determination by the Executive shall be binding on the Company.  As a result of the uncertainty in the application of Sections 409A, 280G or 4999 of the Code at the time of the initial determination by the professional tax firm described in this Section 7, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of this Section 7 is due (the “Additional Excise Tax”).  Executive shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require payment of Additional Excise Tax.  Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to Executive.  The Company shall pay all reasonable fees, expenses and penalties of Executive relating to a claim by the IRS or other agency.  In the event it is finally determined that a further reduction would have been required under this Section 7 to place Executive in a better after-tax position, Executive shall repay the Company such amount within 30 days thereof in order to effect such result.

8.Section 409A.

(a)For purposes of Section 409A of the Code (“Section 409A”) (i) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (ii) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (x) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (y) with respect to amounts paid as separation pay (as defined under Treasury Regulation § 1.409A-1(m)) no later than the second calendar year following the calendar year containing the Executive’s “separation from service” (as defined for purposes of Section 409A), the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which exemptions are hereby incorporated by reference.

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(b)Any payments otherwise payable under this Agreement shall not commence until the Executive has a “separation from service” (as defined in Section 409A).

(c)If the Executive is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its affiliates) as of the Executive’s separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) that is payable upon a separation from service, and to the extent required in order to avoid the imposition of an excise tax under Section 409A, no payments due under this Agreement may be made until the earlier of:  (1) the date of the Executive’s death and (2) the first day of the seventh month following the Executive’s separation from service, provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum on the first day of the seventh month following the Executive’s separation from service (or upon the date of the Executive’s death, if earlier).

(d)Any expense reimbursements or in kind benefits under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e)If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Executive by Section 409A, and the Executive shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty, or interest imposed by Section 409A.

9.Restrictive Covenants.

(a)Non-Disparagement.  The Executive agrees that the Company’s reputation and goodwill in the marketplace is of utmost importance and value to the Company.  The Executive further agrees that during and after the term of the Executive’s employment with the Company, the Executive will not make, publish or cause to be published any public or private statement or comments disparaging or defaming the Company, its subsidiaries or affiliates, or any of their respective stockholders, partners, members, directors, managers, officers and employees.  The Executive acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, competitors, vendors, and employees (past and present).  The Executive further understands and agrees that this Section 9(a) is a material provision of this Agreement and that any breach of this Section 9(a) shall be a material breach of this Agreement, and that the Company would be irreparably harmed by violation of this provision.

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(b)Cooperation.  The Executive agrees that after the Executive’s date of termination, the Executive shall make the Executive available at reasonable times, intervals and places for interviews, consultations, internal investigations and/or testimony during which the Executive shall provide to the Company, or its designated attorneys or agents, any and all information known to the Executive regarding or relating to the Company or the Executive’s activities on behalf of the Company pertaining to the subject matter on which the Executive’s cooperation is sought.  The Executive agrees to remain involved for so long as any such matters shall be pending.

(c)Non-Disclosure.

(i)During the course of the Executive’s employment with the Company, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by the Executive herein, the Executive has received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under applicable law) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to, Business Opportunities (as defined below), (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by the Executive in furtherance of the Executive’s duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (collectively, “Confidential Information”). “Business Opportunities” shall mean all ideas, concepts or information received or developed (in whatever form) by the Executive concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Executive without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.

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(ii)All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During and after the term of the Executive’s employment with the Company, the Executive agrees that the Executive shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of the Executive’s remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party; provided, however, that the Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event the Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.  Without limiting the generality of the foregoing, the Executive agrees that after the Executive’s termination of employment with the Company, the Executive shall not disclose to any third party any transaction or potential transaction that was under active consideration by the Company on or during the six (6) month period prior to the Executive’s date of termination from the Company.  The Executive further agrees that if the Executive is ever subpoenaed or otherwise required by law to provide any statement or other assistance to a party to a dispute or litigation with the Company, other than the Company, then the Executive shall provide written notice of the circumstances requiring such statement or other assistance, including where applicable a copy of the subpoena or other legal writ, in such a manner and at such a time that allows the Company to timely respond.  Nothing herein shall prevent the Executive from cooperating with co-defendants in litigation or with inquiry in a government investigation without a need to obtain prior consent or approval from the Company; provided, however, the Executive shall provide prompt notice of any voluntary giving of oral or written statements to such parties, and provide to the Company a copy of any written statement so given or a summary of any oral statement provided.

(iii)Upon request by the Company and, in any event, upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company (within twenty-four (24) hours) all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by the Executive in connection with the Executive’s employment with the Company (including all copies of the foregoing) in the Executive’s possession or control, and all of the Company’s equipment and other materials in the Executive’s possession or control. The Executive agrees to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during the Executive’s employment with the Company.

(iv)Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or the Executive’s duties under the applicable law relating to Trade Secrets.

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(v)Notwithstanding anything to the contrary contain herein, the parties hereto acknowledge that pursuant to 18 USC § 1833(b), the Executive may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, the parties hereto acknowledge that if the Executive sues the Company for retaliation based on the reporting of a suspected violation of law, the Executive may disclose a trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.

(d)Innovations.

(i)The Executive hereby assigns, transfers and conveys to Orthofix Inc. and its successors and assigns any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, works of authorship, trade secrets and improvements (whether or not they are made, conceived or reduced to practice during working hours or using the Company’s data or facilities) (collectively, “Innovations”) which the Executive makes, conceives, reduces to practice or otherwise acquires during any period of his/her employment by the Company (either solely or jointly with others), and which are related to the Company’s present or planned business, the Company’s services or products, and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto.  The Innovations shall be the sole property of Orthofix Inc. and shall at all times be held by the Executive in a fiduciary capacity for the sole benefit of Orthofix Inc.

(ii) All such Innovations that consist of works of authorship capable of protection under copyright laws shall be prepared by the Executive as works made for hire, with the understanding that Orthofix Inc. shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws.  The foregoing notwithstanding, to the extent that any such Innovation is not deemed a work made for hire, the Executive hereby assigns to Orthofix Inc. such Innovation and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto.

(iii)The Executive shall maintain adequate and current written records of all such Innovations, which shall be available to and remain the sole property of Orthofix Inc. at all times.  The Executive shall promptly disclose to the Company all such Innovations and shall assist the Company in obtaining and enforcing for its own benefit patents and copyright registrations on and in respect of such Innovations in all countries in all ways that the Company may request, to secure and enjoy the full benefits and advantages of such Innovations.  The Executive understands that his/her obligations under this section shall continue after the termination of the Executive’s employment by the Company.

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(e)Non-Solicitation.  The Executive agrees that during the course of the Executive’s employment with the Company and for a period of eighteen (18) months following the termination of the Executive’s employment with the Company for any reason, with or without Cause, whether upon the initiative of either the Executive or the Company, the Executive will not, on behalf of the Executive or any other individual, corporation, partnership, limited liability company, association, trust or any other entity or organization (including a government or political subdivision or an agency or instrumentality thereof), directly or by assisting others, solicit, induce, persuade or encourage, or attempt to solicit, induce, persuade or encourage, any individual employed by the Company, with whom the Executive has worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 9(e) shall only apply to the Executive’s solicitation or attempted solicitation of those individuals employed by the Company at the time of solicitation or attempted solicitation.

(f)Non-Competition.  Without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), so long as the Executive is an employee of the Company and for a period of eighteen (18) months thereafter, the Executive agrees that the Executive shall not anywhere in the Prohibited Area, for the Executive’s own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business.  For the avoidance of doubt, the Executive understands that this Section 9(f) prohibits the Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business.  The parties agree that such prohibition shall not apply to the Executive’s passive ownership of not more than 5% of a publicly-traded company.  For purposes of the foregoing, (i) “Competing Business” shall mean any business or activity that (i) competes with the Company and involves (ii) (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by the Company after the Effective Date or (B) products or services so similar in nature to that of the Company’s (or that the Company will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Company, and (ii) “Prohibited Area” shall mean North America, South America and Europe, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the Company conducts a preponderance of its business and in which the Executive provides substantive services to the benefit of the Company.

(g)Acknowledgements.  The Executive acknowledges that the Company is in the business of providing reconstructive, regenerative and trauma-related products used in various orthopedic and spine procedures worldwide and that the Company makes substantial investments and has established substantial goodwill associated with its business, supplier relationships and marketing programs throughout the United States.  The Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, goodwill, business relationships, employees,

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economic advantages, and/or other legitimate business interests.  The Executive acknowledges that any limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent the Executive from earning a livelihood.

(h)Survival of Covenants.  The provisions and restrictive covenants in this Section 9 shall survive the expiration or termination of this Agreement for any reason.  The Executive agrees not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section 9.  The Executive further agrees to notify all future persons or businesses, with which the Executive becomes affiliated or employed by, of the provisions and restrictions set forth in this Section 9, prior to the commencement of any such affiliation or employment.  If any of the provisions in this Section 9 are construed to be invalid or unenforceable in any respect, the parties agree that the same may be modified as the court may direct to make such provisions and covenants reasonable, and such modification shall not affect the remainder of such provision, and such provisions shall be given the maximum possible effect and the modified agreement shall be fully enforceable.

(i)Injunctive Relief. The Executive acknowledges that if the Executive breaches or threatens to breach any of the provisions of this Agreement, the Executive’s actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if the Executive breaches or threatens to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. The Executive hereby waives the requirement for a bond by the Company as a condition to seeking injunctive relief.  The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Executive’s agreements under this Agreement.

10.Entire Agreement.  The parties agree that this Agreement shall constitute a novation of such the Prior CiC Agreement, and that, effective upon execution and delivery of this Agreement, (i) the Prior CiC Agreement shall be deemed null and void, with no parties thereunder continuing to be bound by any obligations under the Prior CiC Agreement and (ii) this Agreement shall amend and supersede all rights and obligations set forth in the Prior CiC Agreement. This Agreement also supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to severance payments and benefits, and contains all of the agreements between the parties with respect to severance payments and benefits.

11.Miscellaneous.

(a)Except for injunctive relief as set forth herein, the parties agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in Lewisville, Texas, before a single arbitrator, with such arbitration to be conducted in accordance with the rules of the American Arbitration Association’s Commercial Arbitration Rules then in effect.  Judgment on the arbitrator’s award may be entered by any court having jurisdiction.  The Company shall be responsible for its own

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attorneys’ fees, costs and expenses and shall pay to the Executive an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the Executive in connection with such arbitration and entry of judgment, but only if the arbitrator determines that the Executive prevailed on a material issue of the arbitration.  If there is any dispute between the Company and the Executive as to the payment of such fees and expenses, the arbitrator shall resolve such dispute, which resolution shall also be final and binding on the parties, and as to such dispute only, the burden of proof shall be on the Company.

(b)This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Texas (without regard to any provision of that State’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of Texas). Subject to Section 11(a) hereof, all actions or proceedings for injunctive relief arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the State of Texas having appropriate jurisdiction for Collin County, Texas.  The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue therein and any defense of forum non conveniens.

(c)This Agreement may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.

(d)The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.

(e)This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(f)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  This Agreement shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  All rights under this Agreement are personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by shall or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable in the event of the Executive’s death or disability by the Executive’s legal representatives, heirs and legatees.

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(g)The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time.  Nothing contained in the Agreement shall affect such rights to terminate, provided, however, that nothing in this Section 11(g) shall prevent the Executive from receiving any amounts payable pursuant to Sections 3 or 4 hereof in the event of a termination described in such Sections.

(h)Notwithstanding anything in this Agreement to the contrary, in no event shall anything in this Agreement (whether in Section 9 or otherwise) be interpreted to limit or restrict the Executive’s right or ability to provide whistleblower information to the Securities and Exchange Commission regarding violations of the federal securities laws pursuant to Section 21F of the Exchange Act.

(i)Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required.  Notice to the Company shall be directed to the attention of the General Counsel of the Company at the address of the Company’s headquarters, and notice to the Executive shall be directed to the Executive at the Executive’s most recent personal residence on file with the Company.

(k)The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement all required withholding amounts and deductions, including but not limited to federal, state and local withholding amounts in accordance all applicable laws and regulations and deductions authorized by the Executive.  The Executive shall be solely responsible for and shall pay all taxes associated with the amounts payable under this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Bradley R. Mason
Bradley R. Mason
President and Chief Executive Officer

EXECUTIVE

/s/ Michael M. Finegan
Michael M. Finegan

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EXHIBIT A

Release

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Orthofix International N.V., a company organized under the laws of Curaçao, and its direct and indirect subsidiaries (all such entities, collectively, the “Company”), its parents, divisions and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Company and any services that you provided to the Company; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement.  This Release also excludes any claims relating to any right you may have to payments pursuant to Sections 3 or 4 of the Change in Control and Severance Agreement, entered into as of November 1, 2016, by and between the Company and me, any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s articles of association, certificates of incorporation or bylaws, any indemnification agreement to which you are a party or beneficiary

Change in Control and Severance Agreement—Michael M. Finegan
Effective Date: November 1, 2016	Page 22

or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates.  You further acknowledge and agree that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company.  You further agree that while this Release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the  Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Release, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.

You acknowledge:

(a)

That you were provided forty-five (45) full days during which to consider whether to sign this Release.  If you have signed this Agreement prior to the expiration of the forty-five (45)-day period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understand all of the terms of this Release.

(c)

That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.

(d)	That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Release.

(e)

That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release.  And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

Change in Control and Severance Agreement—Michael M. Finegan
Effective Date: November 1, 2016	Page 23

(f)

That you have made full and truthful disclosures to the Company’s compliance department regarding any misconduct (including any violations of federal securities laws) relating to the Company or its subsidiaries of which you are aware, and that you understand that notwithstanding anything herein or in any other agreement to the contrary, in no event shall you be prohibited or limited from my right to provide truthful information to or otherwise assist U.S. governmental authorities in any investigation regarding the Company (whether pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise), and in the event of such assistance, nothing herein or in any other agreement shall be deemed to conflict with my right to receive any award payable pursuant to Section 21F of the Exchange Act.

(g)	That these terms are final and binding on you.

(h)	That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.

(i)

That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation.  If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Company, to the attention of the General Counsel of the Company at the address of the Company’s headquarters, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.

PLEASE READ CAREFULLY.  THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

Michael M. Finegan	Date

Change in Control and Severance Agreement—Michael M. Finegan
Effective Date: November 1, 2016	Page 24